EXHIBIT 8.2

April 26, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F – “Change in Registrant’s Certifying Accountant” of the annual report on Form 20-F for the year ended December 31, 2021, of Embotelladora Andina S.A. and are in agreement with the statements contained in the third paragraph on page 111 therein. We have no basis to agree or disagree with other statements of Embotelladora Andina S.A. contained therein.

/s/ EY Audit SpA.